EXHIBIT (v)

                        PITNEY BOWES INC.

                 DEFERRED INCENTIVE SAVINGS PLAN

                Effective as of September 9, 1996


















     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of
                              1933.

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                        PITNEY BOWES INC.
                 DEFERRED INCENTIVE SAVINGS PLAN


                            ARTICLE I

                   PURPOSE AND EFFECTIVE DATE

          The purpose of the Pitney Bowes Inc. Deferred Incentive Savings Plan (hereinafter referred to as the "Plan") is to aid Pitney Bowes Inc. and its subsidiaries in retaining and attracting executive employees by providing them with savings and tax deferral opportunities. The Plan shall be effective for deferral elections made hereunder on or after September 9, 1996.









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                           ARTICLE II

                           DEFINITIONS

          For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

          Section 2.01 Administrative Committee. "Administra tive Committee" means the committee comprised of the Vice President of Personnel, the Executive Director of Corporate Compensation and the Executive Director of Corporate Benefits.

          Section 2.02  Beneficiary.  "Beneficiary" means the
person, persons or entity designated by the Participant to re ceive any benefits payable under the Plan pursuant to Article
VIII.

          Section 2.03  Board.  "Board" means the Board of Di
rectors of Pitney Bowes Inc.

          Section 2.04  CIU Award.  "CIU Award" means any Cash
Incentive Unit Award granted pursuant to the long-term incentive program under the Pitney Bowes Inc. Key Employees' Incentive Plan
(as amended and restated as of June 10, 1991).

          Section 2.05  Change of Control.  For purposes of this
Plan, a "Change of Control" shall be deemed to have occurred if:

         (i) there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of
     Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, im mediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or
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        (ii)   individuals who, as of September 9, 1996,
     constitute the Board (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to September 9, 1996, whose election, or nomination for election by Pitney Bowes' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

       (iii) there occurs either (A) the consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation of dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

          Section 2.06  Common Stock.  "Common Stock" means the
common stock of Pitney Bowes Inc.

          Section 2.07 Company. "Company" means Pitney Bowes Inc., its successors, any subsidiary or affiliated organizations authorized by the Board or the Executive Committee to participate in the Plan and any organization into which or with which Pitney Bowes Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

          Section 2.08  Deferral Account.  "Deferral Account"
means the account maintained on the books of the Administrative
Committee for each Participant pursuant to Article VI.

          Section 2.09  Deferral Period.  "Deferral Period" is
defined in Section 4.02.

          Section 2.10  Deferred Amount.  "Deferred Amount" is
defined in Section 4.02.

          Section 2.11  Disability.  "Disability" means
eligibility for disability benefits under the terms of the Company's Long-Term Disability Plan as in effect from time to time.

          Section 2.12  Eligible Compensation.  "Eligible Com
pensation" means any cash award otherwise payable as PBC compensation or a CIU Award by the Company to a Participant


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with respect to a Plan Year or a performance period pursuant to the
Pitney Bowes Inc. Key Employees' Incentive Plan.

          Section 2.13  ERISA.  "ERISA" means the Employee
Retirement Income Security Act of 1974, as amended.

          Section 2.14  Executive Committee.  "Executive Com
mittee" means the Executive Compensation Committee of the Board.

          Section 2.15 Fair Market Value. "Fair Market Value" of a share of Common Stock means the closing price of the Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which Fair Market Value is to be determined.

          Section 2.16  Option.  "Option" means an option to
acquire shares of Common Stock granted pursuant to the Pitney
Bowes 1991 Stock Plan or any successor thereto.

          Section 2.17  PBC.  "PBC" means the Pitney Bowes'
Performance Based Compensation Incentive Program, or any successor thereto, and the "PBC-like" compensation incentive program, or any successor thereto.

          Section 2.18  Participant.  "Participant" means any
individual who is eligible to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

          Section 2.19  Participation Agreement.  "Participation
Agreement" means an agreement filed by a Participant in accordance with Article IV.

          Section 2.20 Plan Year. "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31; provided that the first Plan Year shall be the partial year beginning on September 9, 1996 and ending on December 31, 1996.

          Section 2.21 Retirement. "Retirement" means retirement of a Participant under the Pitney Bowes Inc. Retirement Plan after attaining age 65 or age 55 with at least ten years of Company service, or retirement under the applicable retirement plan in the case of a Participant employed by a Company that does not participate in the Pitney Bowes Inc. Retirement Plan.

          Section 2.22 Termination of Employment. "Termination of Employment" means the cessation of a Participant's services as a full-time employee of the Company and its affiliates for any reason other than Retirement.

         Section 2.23 Treasury Rate of Return. "Treasury Rate of Return" means a rate of return equal to (i) the annualized rate payable on United States Treasury Notes with a five-year maturity, plus (ii) 100 basis points. Such Treasury Rate of Return shall be determined for each month of the Deferral Period based on the monthly 5 year Treasury rates appearing in the Wall Street Journal, plus 100 basis points and such earnings shall be compounded monthly.

          Section 2.24 Unforeseeable Emergency. "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

          Section 2.25  Valuation Date.  "Valuation Date" means
the last day of each calendar month or such other date as the Administrative Committee in its sole discretion may determine.















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                           ARTICLE III

                         ADMINISTRATION

          Section 3.01 Executive and Administrative Committees; Duties. (a) This Plan shall be administered by the Executive Committee, which shall be the named fiduciary of this Plan. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Executive Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Executive Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

          The Executive Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other fiduciary of this Plan by the Executive Committee. The Executive Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Executive Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

          The Executive Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, investment choices, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and of Deferred Amounts and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Executive Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

          Neither the Executive Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Executive Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

          The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person) each member of the Executive Committee and Administrative Committee against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company.

          Any expense incurred by the Company, the Executive
Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company.

          Section 3.02 Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative
Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the
Administrative Committee determines that additional time, not exceeding 90 days, is needed.
The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Executive Committee.
The Executive Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Executive Committee. The Executive Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Executive Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.


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                           ARTICLE IV

                          PARTICIPATION


          Section 4.01 Participation. Participation in the Plan shall be limited to executives who (i) meet such eligibility criteria as the Executive Committee shall establish from time to time, and (ii) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee. A Participation Agreement must be filed (i) with respect to a PBC award, prior to the December 1st immediately preceding the Plan Year with respect to which the award relates and (ii) with respect to a CIU Award, prior to the December 1st that occurs during the year prior to the last year of the performance period to which the award relatess; provided, that the Participation ; provided that the Participation Agreement for deferral of PBC awards and CIU Awards that are otherwise payable in 1997 must be filed no later than December 1, 1996. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for specified groups of Participants.



          Section 4.02 Contents of Participation Agreement. Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as either a dollar amount or a percentage of the total Eligible Compensation for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than $2,000; (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the "Deferral Period"), which shall be the earlier of (A) a number of full years, not less than three and (B) the period ending upon the Retirement of the Participant and (iii) the form in which payments are to be made, which may be a lump sum or in equal annual installments of five, ten or fifteen years.

          Section 4.03 Changes to Participation Agreement. A Participation Agreement may not be amended or revoked after December 1st of the Plan Year in which it is made, except that the Deferral Period may be extended and the form of payment may be altered if an amended Participation Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amended Participation Agreement may be filed with respect to each Participation Agreement.

                            ARTICLE V

                 DEFERRED INCENTIVE COMPENSATION

          Section 5.01 Elective Deferred Incentive Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of compensation to the Participant that is not deferred under this Plan.

          Section 5.02  Vesting of Deferral Account.  Except as
provided in Section 7.06, a Participant shall be 100% vested in his/her Deferral Account at all times.

                           ARTICLE VI

             MAINTENANCE AND INVESTMENT OF ACCOUNTS

          Section 6.01 Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various investment choices and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant's Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 5.01 and Section
6.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

          Section 6.02 Investment Choices. (a) Each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the investment choices specified in Appendix A hereto, as amended by the Executive Committee from time to time, and in accordance with such rules, regulations and procedures as the Executive Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferral Amounts are credited to his/her Deferral Accounts; provided, however, that with respect to a Participant who is participating in the Plan as a "PBC-like" employee whose incentive award is determined on other than an annual basis, Deferral Amounts shall not be considered to be invested until the January 1 following the Plan Year to which the Deferral Amounts relate. Upon the Termination of Employment of a Participant who is participating in the Plan as a "PBC-like" employee, amounts credited to his/her Deferral Account for which earnings or losses have not begun to accrue as provided herein at the time of such Termination of Employment shall be paid his/her Deferred Amount in cash in one lump sum without regard to any earnings or losses. Notwithstanding anything to the contrary in this Plan, if a distribution is made of Deferred Amounts on account of voluntary Termination of Employment other than death before the third anniversary of the crediting of such Deferred Amounts to the Deferral Account, the net cumulative earnings credited with respect to such Deferred Amount shall be equal to the Treasury Rate of Return; provided, however, that if a Change of Control occurs within three years of such third anniversary and before such Termination of Employment has occurred, the net cumulative earnings shall be based on the greater of (i) the rate of return based on the actual investment elections of the Participant and
(ii) the Treasury Rate of Return.

          (b) (i) The investment choices available for Deferral Accounts from time to time may include a "Phantom Share Fund." The Phantom Share Fund shall consist of deemed investments in shares of Common Stock. Deferred Amounts that are deemed to be invested in the Phantom Share Fund shall be converted into deemed shares based upon the Fair Market Value of the Common Stock on the date(s) the Deferred Amounts are to be credited to a Deferral Account.

The portion of any Deferral Account that is invested in the Phantom Share Fund shall be credited, as of each Valuation Date, with additional shares of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date, as follows.
The credit shall be for a number of additional deemed shares of Common Stock having a Fair Market Value, as of the payment date for a cash dividend, equal to the dollar amount of such cash dividend paid with respect to a number of actual shares of Common Stock equal to the number of deemed shares in such Deferral Account as of such Valuation Date minus the number of such deemed shares that were distributed to the Participant before such Valua tion Date but after the most recent prior Valuation Date.

          (ii) When a deemed reinvestment or a distribution of all or a portion of a Deferral Account that is invested in the Phantom Share Fund is to be made, the balance in such a Deferral Account shall be determined by reference to the Fair Market Value of the Common Stock on the most recent Valuation Date preceding the date of such reinvestment or distribution. Upon a lump sum distribution, the amounts in the Phantom Share Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of the deemed shares being distributed, actual shares of Common Stock, or a combination thereof, as determined by the Executive Committee.

          (iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Executive Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Executive Committee may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Executive Committee as to such adjustments, if any, to be made shall be conclusive.

          (iv) Notwithstanding any other provision of this Plan, the Executive Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

          (c) The Executive Committee may authorize Options as an investment choice under the Plan. The terms and conditions under which Options may be made available as an investment choice shall be determined and communicated by the Executive Committee to Participants from time to time. Any Options issuable under the Plan will be made pursuant to the Pitney Bowes 1991 Stock Plan.

          Section 6.03  Statement of Accounts.  The
Administrative Committee shall submit to each Participant quarterly statements of his/her Deferral Account(s), in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account(s) as of the end of the most recently completed quarter.

                           ARTICLE VII

                            BENEFITS

          Section 7.01 Time and Form of Payment. (a) At the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash (plus any shares of Common Stock that the Committee elects to deliver from any investment in the Phantom Share Fund) as soon as practicable after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash only payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date times
(ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

          (b) The most recent Participation Agreement making Retirement elections which is filed with the Administrative Committee at least one year prior to a Participant's Retirement shall supersede all previous and future Participation Agreements on file and the entire amount in the Participant's Deferral Account shall be distributed at Retirement in accordance with such Retirement elections. If a Participant has never made a valid affirmative election to defer payment of his/her Deferral Account until Retirement but nevertheless has a Termination of Employment following satisfaction of the definition of Retirement, the remaining account balance of such Participant (determined as of the most recent Valuation Date preceding such termination) shall be distributed to him/her in five (5) equal annual installments following Termination of Employment unless the balance in his/her Deferral Account is less than $50,000 as of such date in which case the balance shall then be distributed in a lump sum.

          Section 7.02 Retirement. Subject to Section 7.01(b) and 7.04 hereof, if a Participant has elected to have the balance of his/her Deferral Account distributed upon Retirement, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Retirement) shall be distributed upon Retirement in installments or a lump sum in accordance with the Plan and as elected in the Participant Agreement.

          Section 7.03  In-Service Distributions.  Subject to
Section 7.01(b) and Section 7.04 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent

Valuation Date preceding such
Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participant
Agreement.

          Section 7.04 Other Than Retirement. Notwithstanding the provisions of Section 7.02 and Section 7.03 hereof and any Participation Agreement, if a Participant dies, has a Termination of Employment or Disability prior to Retirement and prior to receiving full payment of his/her Deferral Account(s), the Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant or the Participant's Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash only (notwithstanding
Section 7.01 hereof) as soon as practicable following the occurrence of such event, unless the Administrative Committee in its sole discretion determines otherwise. Subject to Section 6.02(a) hereof, the amount distributable under the preceding sentence of this Section 7.04 shall be based on the Participant's investment elections.

          Section 7.05 Hardship Withdrawals. Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.05. A distribution pursuant to this Section 7.05 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section
7.05 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.05 shall be made by the Administrative Committee.

          Section 7.06  Voluntary Early Withdrawal.
Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to elect to withdraw all of the balance in his/her Deferral Account(s) in accordance with this Section 7.06 by filing with the Administrative Committee such forms, in accordance with such procedures, as the Administrative Committee shall determine from time to time. As soon as practicable after receipt of such form by the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant's Deferral Account(s) (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remainder of such Deferral Account(s). All Participation Agreements previously filed by a Participant who elects to make a withdrawal under this Section 7.06 shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.

          Section 7.07 Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, upon a Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change of Control).

          Section 7.08  Withholding of Taxes.  Notwithstanding
any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

                          ARTICLE VIII

                     BENEFICIARY DESIGNATION

          Section 8.01  Beneficiary Designation.  Each
Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

          Section 8.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be deemed to be the Participant's estate.

                           ARTICLE IX

                AMENDMENT AND TERMINATION OF PLAN

          Section 9.01 Amendment. The Board or the Executive Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

          Section 9.02 Company's Right to Terminate. The Board or the Executive Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Executive Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Deferral Account (determined as of the most recent Valuation Date preceding the termination date).

                            ARTICLE X

                          MISCELLANEOUS

          Section 10.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

          Section 10.02  Nonassignability.  Except as
specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

          Section 10.03 Validity and Severability. The inval idity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 10.04 Governing Law. The validity, inter pretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Connecticut, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

          Section 10.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

          Section 10.06 Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs, including the Pitney Bowes Inc. Key Employees' Incentive Plan, pursuant to which cash awards are earned and which are deferred under this Plan.

          Section 10.07 Severance. Notwithstanding anything to the contrary herein the Executive Committee may, in its sole and exclusive discretion, determine that the Deferral Account of a Participant who has incurred a Termination of Employment and who receives or will receive severance payments from the Company shall be paid in installments, at such intervals as the Executive Committee may decide.

                           Appendix A


Effective as of September 9, 1996, the deemed investment choices under the Plan are as follows:

          Mutual Funds

               Merrill Lynch Capital Funds, Inc.

               Merrill Lynch Global Allocation Fund, Inc.

               Merrill Lynch Basic Value Fund, Inc.

          Other

               Merrill Lynch Equity Index Trust

               Treasury Rate of Return

               Pitney Bowes Phantom Share Fund

               Pitney Bowes Stock Option